Exhibit 10.7

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

2012 OMNIBUS INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED COMPENSATION AWARD AGREEMENT

This Performance-Based Compensation Award Agreement (this “Agreement”) sets forth the terms and conditions of a target award (this “Award”) consisting of a performance compensation award that settles in Shares and/or cash (each a “PCA”) granted to you under the Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan (the “Plan”). Allied World Assurance Company Holdings, AG (the “Company” or “Allied World”), and you agree as follows:

1. The Plan. This Award is made pursuant to the Plan, the terms and conditions of which are incorporated in this Agreement. Capitalized terms used in this Agreement (including the attached Glossary of Terms) that are not defined in this Agreement or in the attached Glossary of Terms shall have the meanings set forth in the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement (including the attached Glossary of Terms), the Plan shall govern and control.

2. Award. The target number of PCAs subject to this Award (i.e., the aggregate Target Cash-Settled PCAs and Target Share-Settled PCAs) is set forth at the end of this Agreement (this target number assumes 100% achievement of the Performance Goals). Each Award constitutes an unfunded and unsecured promise by Allied World to deliver (or cause to be delivered) to you a certain number of Shares and/or cash on the settlement date, subject to the terms of this Agreement. Until such delivery of Shares, except as otherwise provided in Section 3, you have only the rights of a general unsecured creditor, and no rights as a shareholder of Allied World. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 14.

3. Vesting and Delivery.

(a) Determination of Performance Percentage. As soon as reasonably practicable following the end of the Performance Period, the Committee shall determine (i) whether the Performance Goals have been achieved, (ii) the Performance Period Percentage applicable to such Performance Period and (iii) the resulting number of Share-Settled PCAs and Cash-Settled PCAs, as the case may be (the date of such determination, the “Determination Date”). The determination of the Committee of the Performance Period Percentage shall be final, binding and conclusive for all purposes under this Agreement and the Plan. Except as otherwise determined by the Committee in its sole discretion, which shall be subject to Section 6(g) of the Plan, or as provided in Sections 3(c), 3(d) and 3(e), the delivery of Shares and/or cash with respect to this Award is contingent on the attainment of the Performance Goals such that the Performance Period Percentage is greater than zero. Furthermore, pursuant to Section 4 and except as otherwise determined by the Committee in its sole discretion or provided in Section 3(c) or 3(d), in order to be entitled to payment with respect to this Award, you must be employed by the Company or one of its Subsidiaries on the Determination Date.

(b) Delivery. Except as provided in this Section 3 and in Sections 4 and 8, on the Delivery Date, the Company shall:

(i) issue or transfer to you, or cause to be issued or transferred to you, the number of Shares underlying the Share-Settled PCAs that vested (if any) on the Determination Date, and shall either (A) deliver, or cause to be delivered, to you a certificate or certificates therefor, registered in your name; or (B) cause such Shares to be credited to your account at a third-party stock plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Awards under the Plan. You shall be deemed the beneficial owner of the Shares at the close of business on the Determination Date and shall be entitled to any dividend or distribution that has not already been made with respect to such Shares if the record date for such dividend or distribution is after the close of business on the Determination Date; and

(ii) transfer to you, or cause to be transferred to you, an amount of cash equal to the aggregate Fair Market Value of the Shares underlying the Cash-Settled PCAs that vested (if any) on the Determination Date, determined as of the Determination Date.

(c) Death or Termination Due to Disability. Notwithstanding any other provision of this Agreement, but subject to Section 4(d), if you die or are terminated due to Disability prior to the Determination Date, and provided your rights in respect of this Award have not previously terminated, then in lieu of delivery on the Delivery Date, you or your estate or beneficiaries, as applicable, shall be entitled to (i) 25% of this Award, if such death or termination occurs during the first (1st) fiscal year of the Performance Period; (ii) 50% of this Award, if such death or termination occurs during the second (2nd) fiscal year of the Performance Period; or (iii) 75% of this Award, if such death or termination occurs during the third (3rd) fiscal year of the Performance Period, in each case, assuming a Performance Period Percentage of 100%. The Shares and/or cash corresponding to the portion of this Award set forth in the preceding sentence shall be delivered to you or your estate or beneficiaries, as applicable, as soon as reasonably practicable after the date of your death or termination due to Disability, as applicable, and after such documentation, as may be requested by the Company or third-party stock plan administrator, is provided to the Company or such third-party stock plan administrator, as applicable, but in no event later than March 15 of the calendar year immediately following the year in which such death or termination occurred. Such issuance or transfer or delivery of cash shall be on the terms set forth in Section 3(b) applicable to Shares and/or cash deliverable on the regularly scheduled Delivery Date. Shares and/or cash delivered pursuant to this Section 3(c) as a result of your termination due to Disability shall remain subject to repayment under Section 4(d) until the regularly scheduled Delivery Date for such Shares and/or cash. Except as otherwise provided in this Section 3(c), all other conditions of this Agreement shall continue to apply.

(d) Termination without Cause or for Good Reason under Employment Agreement. Notwithstanding any other provision of this Agreement or the Plan, in the event that you are party to an employment agreement with the Company that provides that the vesting of any portion of this Award accelerates upon a termination without cause or for good reason (as such terms are defined in such employment agreement), then the provisions of such employment agreement shall govern, including the definitions of “cause” and “good reason”. In the event of such accelerated vesting, in lieu of delivery on the Delivery Date, the Award payable under this Section 3(d) shall be settled in Shares and/or cash as soon as reasonably practicable following such termination without cause or for good reason, but in no event later than March 15 of the calendar year following such termination.

(e) Change of Control. Notwithstanding any other provision of this Agreement or the Plan, in the event of a Change of Control, the change of control provisions of any employment agreement between you and the Company shall govern, including the definition of “change of control” as provided in such agreement, and payment of this Award shall be made at the same percentage at which the Company is expensing this Award for financial reporting purposes immediately prior to such change of control; provided, however, that, notwithstanding the foregoing, in the event of a Change of Control that satisfies the definition as provided in the Plan but does not satisfy the definition of “change of control” as provided in such employment agreement, the terms and conditions of Section 8 of the Plan shall govern. In the event the vesting of this Award accelerates pursuant to such employment agreement or if the vesting of this Award accelerates pursuant to Section 8 of the Plan upon a Qualifying Termination within two years following a Change of Control, in lieu of delivery on the Delivery Date, the Award payable under this Section 3(e) shall be settled in Shares and/or cash as soon as reasonably practicable following the date on which this Award vests, but in no event later than March 15 of the calendar year following the calendar year in which this Award vested.

4. Termination of this Award and Non-Delivery of Shares.

(a) Unless the Committee determines otherwise, and except as provided in Section 3, your rights in respect of your outstanding Award shall immediately terminate, and no Shares and/or cash shall be delivered in respect of such Award, if at any time prior to the Determination Date your employment with the Company terminates for any reason, or you are otherwise no longer actively employed by the Company.

(b) Unless the Committee determines otherwise, and except as provided in Section 3, your rights in respect of your outstanding Award (whether or not vested) shall immediately terminate, and no Shares and/or cash shall be delivered in respect of such Award, if at any time prior to the Delivery Date:

(i) you attempt to have any dispute under this Agreement or the Plan resolved in any manner that is not provided for by Section 14;

(ii) any event that constitutes Cause has occurred;

(iii) you in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any such Client or (C) Solicit any person who is an employee of the Company to resign from the Company or to apply for or accept employment with any Competitive Enterprise; or

(iv) you fail to certify to Allied World, in accordance with procedures established by the Committee with respect to the Delivery Date that you have complied, or the Committee determines that you have failed as of the Delivery Date to comply, with all of the terms and conditions of this Agreement. By accepting the delivery of Shares and/or cash under this Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of this Agreement.

(c) Unless the Committee determines otherwise, if on the Delivery Date in respect of your outstanding Award, Shares and/or cash with respect to such outstanding Award would be deliverable under the terms and conditions of this Agreement, except that you have not complied with the conditions or your obligations under Section 4(b)(iv), all of your rights with respect to your outstanding Award shall terminate without delivery of Shares or payment of cash with respect thereto. In addition, except as otherwise required by law or with the express prior written consent of the Board, you shall keep the amount of your Award strictly confidential and you expressly agree that any breach of this Agreement to keep such information confidential may result in forfeiture of this Award and/or immediate termination of your employment.

(d) Without limiting the application of Section 4(b) or Section 4(c), your rights in respect of your outstanding Award that become vested solely by reason of a Disability in accordance with Section 3(c) shall terminate immediately if, following the termination of your employment with the Company by reason of Disability prior to the Delivery Date, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise, in which case no Shares and/or cash otherwise deliverable with respect to the Delivery Date shall be delivered and, to the extent that Shares and/or cash otherwise scheduled to be delivered on the Delivery Date have already been delivered to you on an accelerated basis upon your termination of employment due to Disability, the Company shall be entitled to receive, and you shall be obligated to pay the Company immediately upon demand therefor, the Fair Market Value of the Shares (determined as of the Delivery Date) and the amount of cash (to the extent that cash was delivered to you) delivered with respect to the Delivery Date without reduction for any Shares and/or cash applied to satisfy withholding tax or other obligations in respect of such Shares and/or cash.

(e) The settlement of this Award as set forth herein (including there being no settlement of this Award based on a determination by the Committee that (i) the minimum Performance Period Percentage was not met or (ii) you failed to comply with the terms and conditions of this Agreement) shall extinguish the Company’s entire obligation hereunder in respect of this Award, and you shall not be entitled to any further payment in respect thereof.

5. Repayment. If following the delivery of Shares and/or cash, the Committee determines that all terms and conditions of this Agreement in respect of such delivery were not satisfied, your rights in respect of this Award shall terminate immediately and entirely, and the Company shall be entitled to receive, and you shall be obligated to pay the Company immediately upon demand therefor, the Fair Market Value of the Shares and the amount of cash, if any, received by you with respect to your Award, without reduction for any Shares and/or cash applied to satisfy withholding tax or other obligations in respect of such Shares and/or cash.

6. Recoupment of this Award. (a) In the event you are subject to Section 16(a) of the Exchange Act and engage in any act of fraud or intentional misconduct that, in each case, contributes materially to any financial restatement of Allied World, any previously vested and settled portion of this Award shall immediately be terminated, and you shall be required to forfeit or remit to Allied World the difference between any amount paid to you within the one-year period preceding the financial restatement in respect of this Award and the amount that would have been paid to you based on such financial restatement.

(b) You acknowledge and agree that the terms of this Section 6 may be amended or modified by Allied World without your consent to the extent necessary to comply with the requirements of applicable law, including Section 10D of the Exchange Act.

7. Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 9(c) of the Plan shall apply to this Award. Any assignment in violation of the provisions of this Section 7 or Section 9(c) of the Plan shall be null and void.

8. Withholding, Consent and Legends.

(a) The delivery of Shares and/or cash pursuant to Section 3 is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 9(l) of the Plan). In the event that there is withholding tax liability in connection with the vesting or settlement of this Award, you may satisfy, in whole or in part, any withholding tax liability by having Allied World withhold from the number of Shares and/or cash you would be entitled to receive upon settlement of this Award an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by Allied World in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Your rights in respect of your Award are conditioned on the receipt by the Company or third-party stock plan administrator, as applicable, to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to deductions from your wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on your behalf to satisfy withholding and other tax obligations in connection with this Award).

(c) Allied World may affix to Certificates representing Shares issued pursuant to this Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with Allied World). Allied World may advise the transfer agent to place a stop transfer order against any legended Shares.

9. No Rights to Continued Employment. Nothing in this Agreement or the Plan shall be construed as giving you any right to continued employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your employment.

10. Successors and Assigns of Allied World. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, Allied World and its successor entities.

11. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement as permitted by the Plan, and the Board may amend the Plan in any respect. Notwithstanding the foregoing and except as otherwise provided for in Section 6(b), no such amendment shall materially adversely affect your rights and obligations under this Agreement without your consent, except that, solely with respect to an Award not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the Delivery Date on which such Shares otherwise would have been delivered (and that in respect of such Shares you remain subject to the repayment obligations of Sections 5 and 6 in the circumstances under which the Shares would not have been delivered pursuant to Section 4 or 6). Any amendment of this Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

13. Adjustment. In the event of a recapitalization, stock split, extraordinary dividend, rights offering, split-up or spin-off, or any other extraordinary distribution, subsequent to the date of the Date of Grant, the Committee or the Board shall make such equitable adjustments, designed to protect dilution or enlargement of rights, as it may deem appropriate, in accordance with the Plan.

14. Governing Law; Venue. THIS AWARD SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. IN CONSIDERATION OF YOUR ACCEPTANCE OF THIS AWARD, YOU HEREBY EXPRESSLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE COURTS OF SWITZERLAND WITH RESPECT TO ANY SUIT OR CLAIM INSTITUTED BY THE COMPANY OR YOU RELATING TO THIS AWARD.

15. Sections 409A and 457A. (a) It is intended that this Award shall be exempt from Sections 409A and 457A of the Code pursuant to the “short-term deferral” rule applicable to each such section, as set forth in the regulations or other guidance published by the IRS thereunder.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Sections 409A and 457A of the Code) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Sections 409A and 457A of the Code, any deferred compensation (within the meaning of Sections 409A and 457A of the Code) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to Allied World or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A of the Code), (i) you shall be a specified employee (within the meaning of Section 409A if the Code and using the identification methodology selected by Allied World from time to time) and (ii) Allied World shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Sections 409A and 457A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then Allied World shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Sections 409A and 457A of the Code, Allied World reserves the right to make amendments to this Agreement as Allied World deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A or 457A of the Code. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Sections 409A and 457A of the Code), and neither Allied World nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

16. Company. The term “Company” and “Allied World” as used in this Agreement (including the attached Glossary of Terms) with reference to employment shall include Allied World and its subsidiaries.

17. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and Allied World hereby acknowledge and agree that signatures delivered by electronic means (including by facsimile, “pdf” or through any third-party stock plan administrator ) shall be deemed effective for all purposes.

18. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, Allied World has caused this Agreement to be duly executed and delivered as of the Date of Grant.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:
Name:
Title:

Recipient:

Target Numbers for this Award:

         Target Share-Settled PCAs (the “Target Share-Settled PCAs”):

         Target Cash-Settled PCAs (the “Target Cash-Settled PCAs”):

Date of Grant:

Performance Goals:

BY SIGNING BELOW, YOU ACKNOWLEDGE RECEIPT OF THIS AWARD, THIS AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF THIS AWARD, AGREE TO BE BOUND BY THE TERMS OF THIS AGREEMENT AND THE PLAN.

By:

Name: [ ]

Street

City, State Zip Code

Social Security No./Local I.D. No

Glossary of Terms

Solely for purposes of this Award, the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the Agreement or the Plan.

“Board” means the Board of Directors of Allied World.

“Cash-Settled PCAs” means, with respect to the Performance Period, the number of Shares equal to your Target Cash-Settled PCAs multiplied by the Performance Period Percentage for such Performance Period.

“Certificate” means a share certificate (or other appropriate document or evidence of ownership) representing Shares of Allied World.

“Client” means any client or prospective client of the Company or its Subsidiaries to whom the Company or its Subsidiaries provided services, or for whom the Company or its Subsidiaries transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

“Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Company or its Subsidiaries is engaged. The activities covered by the previous sentence include, without limitation, all insurance and re-insurance, and insurance and reinsurance related activities, and asset management located in Switzerland and abroad.

“Delivery Date” means the date as soon as reasonably practicable following the Determination Date, but in no event later than March 15 of the calendar year immediately following the Determination Date, on which Shares and/or cash are delivered to you in settlement of the PCAs vesting on such Determination Date.

“Disability” means, in the absence of any employment agreement between you and the Company otherwise defining Disability, any physical or mental disability or infirmity that prevents the performance of your employment duties for a period of (i) 90 consecutive days or (ii) 120 non-consecutive days during any 12 month period. Any question as to the existence, extent or potentiality of your Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by you (which approval shall not be unreasonably withheld). In the event there is an employment agreement between you and the Company defining Disability, “Disability” shall have the meaning provided in such agreement.

“Performance Goals” means, with respect to the Performance Period, the Performance Criteria that are selected to measure the performance of the Company over such Performance Period, as set forth on the signature page of the Agreement, provided that, if this Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, such Performance Goals shall be established in accordance with Section 6(g) of the Plan.

“Performance Period” means the three consecutive fiscal year period ending on [    ].

“Performance Period Percentage” means, for the Performance Period, the percentage that will determine the resulting number of Share-Settled PCAs and Cash-Settled PCAs with respect to the Award based on the percentage achievement of the Performance Goals, which shall be determined by the Committee in accordance with Section 6(g) of the Plan and communicated to you.

“Share-Settled PCAs” means, with respect to the Performance Period, the number of Shares equal to your Target Share-Settled PCAs multiplied by the Performance Period Percentage for such Performance Period.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.